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         FORM 4                            U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
--------------------------                         Washington, D.C. 20549                              -----------------------------
[_]Check this box                                                                                      OMB Number:         3235-0287
if no longer subject                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Expires:    December 31, 2001
of Section 16. Form 4                                                                                  Estimated average burden
or Form 5 obligations               Filed pursuant to Section 16(a) of the Securities Exchange         hours per response........0.5
may continue. See                    Act of 1934, Section 17(a) of the Public Utility Holding          -----------------------------
Instruction 1(b).                          Company Act of 1935 or Section 30(f) of the
                                                   Investment Company Act of 1940
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      (Print or Type Responses)
______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Talcott,   Joel       D.
______________________________________________________________________________
     (Last)  (First)  (Middle)


  500 Broadway, M/S 1101
______________________________________________________________________________
               (Street)

  Redwood City,               CA        94063
______________________________________________________________________________
   (City)                   (State)     (Zip)

______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

Ampex Corporation (AXC)
______________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


______________________________________________________________________________
4. Statement for Month/Year

     02/01
______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)
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______________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ]  Director                             [ ]  10% Owner

   [X]  Officer (give title below)           [_]  Other (specify below)

VP, General Counsel & Secretary
-------------------------------
________________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More Than One Reporting Person
________________________________________________________________________________
    Table I -- Non-Derivative Securities Acquired, Disposed of,
                       or Beneficially Owned
________________________________________________________________________________

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
1.                           2.             3.               4.                                 5.           6.          7.
Title of Security            Transaction    Transaction      Securities Acquired (A) or         Amount of       Owner-   Nature of
(Instr. 3)                   Date           Code             Disposed of (D)                    Securities      ship     Indirect
                             (Month/Day)    (Instr. 8)       (Instr. 3, 4 and 5)                Beneficially    Form:    Beneficial
                              Year)         ----------------------------------------------      Owned at End    Direct   Ownership
                                            Code     V         Amount    (A)or     Price        of Month        (D) or   (Instr. 4)
                                                                         (D)                    (Instr. 3       Indirect
                                                                                                and 4)          (I)
                                                                                                                (Instr.4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).